Tidal Commodities Trust I S-1/A

EXHIBIT 23.2

taitweller.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Registration Statement filed on Form S-1 by Tidal Commodities Trust I of our report dated March 4, 2024, relating to our audit of the Statement of Assets and Liabilities of the Hashdex Bitcoin Futures ETF, a series of Tidal Commodities Trust I, as of December 31, 2023, and our audit of the Combined Financial Statements of Tidal Commodities Trust I as of and for the period ended December 31, 2023 included in this Form S-1, and to the use of our name under the caption “Experts”.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

March 14, 2024

Tait Weller • Philadelphia Office • O: 215.979.8800 • F: 215.979.8811 • Two Liberty Place • 50 S. 16th Street • Suite 2900 • Philadelphia, PA 19102-2529